CUSIP NO. 780008108	13D	PAGE 12 OF 12 PAGES

Exhibit (5) Required by Item 7 of Schedule 13D

AGREEMENT

The undersigned persons hereby agree that reports on Schedule 13D, and any amendments thereto, may be filed in a single statement on behalf of all such persons, and further, each such person designates Lisa Weiss as its agent and attorney-in-fact for the purpose of executing any and all such reports required to be made by it with the Securities and Exchange Commission.

Dated: May 29, 2003

SMEI DUET HOLDINGS, INC

By:	/s/ LISA WEISS
Name:	Lisa Weiss
Title:	Secretary

SONY MUSIC ENTERTAINMENT INC.

By:	/s/ LISA WEISS
Name:	Lisa Weiss
Title:	Senior Vice President and General Counsel

SONY CORPORATION OF AMERICA

By:	/s/ ROBERT S. WIESENTHAL
Name:	Robert S. Wiesenthal
Title:	Executive Vice President and Chief Financial Officer